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[MELLON LOGO]                                       EX-99.1
MELLON NEWS RELEASE





MELLON                  TRAVELERS

ANALYSTS                ANALYSTS
John W. Calnan          Barbara Yastine
412-234-4633            212-891-8872
                                                Corporate Affairs Group
MEDIA                   MEDIA (SMITH BARNEY)    One Mellon Bank Center
Thomas W. Butch         Bob Connor              Pittsburgh, PA 15258-0001
412-234-6436            212-698-3123



FOR IMMEDIATE RELEASE


MELLON, SMITH BARNEY REACH SETTLEMENT IN MUTUAL FUND
ADMINISTRATION CASE

PITTSBURGH, Jan. 5, 1994 -- Mellon Bank Corporation and Smith Barney Shearson Inc. announced today that they have settled their litigation concerning the provision of administration services to various mutual funds affiliated with Smith Barney.

Under terms of the settlement agreement, which will remain in effect through May 2000, the companies will work together to provide administration services to certain funds affiliated with Smith Barney. Smith Barney will seek to be appointed administrator for certain of its affiliated funds, in addition to its current roles as investment adviser and distributor. Smith Barney would, in turn, enter into sub-administration agreements with Mellon for certain administration services.

Incorporated in the settlement agreement are all Smith Barney Shearson funds (formerly known as Shearson Lehman funds) that existed prior to Smith Barney's March 12, 1993, agreement to purchase Shearson Lehman Brothers' mutual fund and brokerage businesses, as well as Smith Barney Shearson-sponsored funds covered by a Dec. 1, 1993 court decision regarding Smith Barney's non-compete and other obligations to Mellon resulting from Mellon's acquisition of The Boston Company.

                                 -more-
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Mellon, Smith Barney Reach Settlement
Jan. 5, 1994
Page 2


Fees for the services provided by both companies will be based on total assets in the funds. Based on current fund asset levels and anticipated growth in the funds' assets, Mellon expects that 1994 revenues from mutual fund administration activities relating to the Smith Barney Shearson funds should be marginally lower than those expected for 1994 immediately prior to litigation. However, Mellon expects that, in subsequent years, revenues from such activities should exceed those expected immediately prior to litigation.

"Throughout the litigation process, we have been guided by our determination to protect Mellon's position in the mutual fund administration business. With this settlement, we have met that objective. We have preserved our relationship with the Smith Barney Shearson fund family into the next century, and will benefit from the ongoing growth of one of the nation's premier fund families," said Frank V. Cahouet, chairman, president and chief executive officer of Mellon Bank Corporation. "We're confident that, under the leadership of Sandy Weill and his team, this fund family will continue its impressive record of growth."

Sanford I. Weill, chairman of The Travelers, parent company of Smith Barney Shearson, said, "We are pleased to have resolved this highly complex matter in a mutually satisfactory manner. We believe the new arrangement not only serves the best interests of the mutual funds' shareholders but also represents a practical and positive relationship for Smith Barney Shearson and Mellon Bank Corporation as service providers to the funds."


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